Exhibit 16.2

RBSM LLP
NEW YORK, NEW YORK

September 12, 2018

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated September 12, 2018 of MoneyOnMobile, Inc. (the “Company”) and are in agreement with the statements relating only to RBSM LLP contained therein. We have no basis to agree or disagree with other statements of the Company contained therein.

/s/ RBSM LLP